SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C  20549

                             FORM 8-K


                 Pursuant to Section 13 or 15(d)
              of the Securities Exchange Act of 1934



Date of Report (date of earliest event reported):  February 9, 1996




                         AUDIOVOX CORPORATION

      (Exact name of registrant as specified in its charter)



         DELAWARE                1-9532          13-1964841
(State or other jurisdiction  (Commission     (I.R.S. Employer
 of Incorporation or           File Number)    Identification
 organization)                                 Number)



150 Marcus Boulevard, Hauppauge, New York                  11788
(Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code:(516) 231-7750
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Item 5.   Other Events

A.   Payment of Convertible Debentures.

     On February 12, 1996, Audiovox Corporation (the "Company")

issued a press release (attached as Exhibit 1 hereto) announcing that its 10.8% Series AA $76,923.08 and its 11.% Series BB

$5,384,614.38 Convertible Debentures matured on February 9, 1996.

     Pursuant to the terms of the debentures, as of the close of business on February 9, 1996, only the holder of $1,100,000 Series

BB Convertible Debentures had exercised its right to convert into

206,046 shares of unregistered Class A common stock.

     The Series AA, $76,923.08, and the relating Series BB,

$4,284,614.38, were paid at maturity, thereby extinguishing the conversion rights of these two debentures.


B.   Amended Credit Agreement and Pledge Agreement.

     The Company executed a Second Amendment to the Audiovox

Corporation Credit Agreement (the "Amendment") and a Pledge

Agreement relating to the Amendment (the Amendment and Pledge

Agreement are attached as Exhibit 2 hereto), both agreements dated as of February 9, 1996.

     The Amendment provided for the interest rate on the demand notes to increase a quarter of a percent to .50% over the prime rate, while the Eurodollar Loan rates increased three quarters of a percent to 2.75%. However, these interest rates may decrease based upon the Company's financial results.  In addition, the amount of inventory borrowings decreased from $25,000,000 to

$15,000,000, and the criteria for and method of calculating certain financial covenants have been amended.

     Pursuant to the Pledge Agreement, dated February 9, 1996, the

Company has agreed to pledge 1,075,000 of its Class A Common shares of CellStar Corporation to its lenders as collateral for its loans.



Item 7    Exhibits.


1.   Press Release dated February 12, 1996

2.   Second Amendment to Credit Agreement and Pledge Agreement,

          dated February 9, 1996

                            SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of

1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   AUDIOVOX CORPORATION



Dated:  March 7, 1996              BY:s/Charles M. Stoehr
                                      Charles M. Stoehr,
                                      Senior Vice President and
                                      Chief Financial Officer

EXHIBIT INDEX


Exhibit        Description                                Page

  1.           Press Release dated as of February 9,
               1996                                         6

  2.           Second Amendment to Credit Agreements
               and Pledge Agreement dated as of
               February 9, 1996                            7-32